Exhibit 10.26

QUEST DIAGNOSTICS INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective November 7, 2008)

QUEST DIAGNOSTICS INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

		Page

	ARTICLE I DEFINITIONS

1.1	Definitions	1

1.2	Rules of Construction	3

ARTICLE II ELIGIBILITY AND PARTICIPATION

2.1	Eligibility	4

2.2	Participation	4

ARTICLE III RETIREMENT BENEFIT AND DEATH BENEFIT

3.1	Retirement Benefit	5

3.2	Death Benefit	6

ARTICLE IV FORM AND TIMING OF RETIREMENT BENEFIT

4.1	Form	8

4.2	Timing	8

ARTICLE V VESTING

5.1	Vesting	9

ARTICLE VI ADMINISTRATION

6.1	Committee	10

6.2	Claims Procedures	10

ARTICLE VII FUNDING

7.1	General Rule	11

ARTICLE VIII AMENDMENT AND TERMINATION

8.1	General Rule	12

ARTICLE IX GENERAL PROVISIONS

9.1	Payments to Minors and Incompetents	13

9.2	No Contract	13

9.3	Non-Alienation of Benefits	13

9.4	Income Tax Withholding	13

9.5	Governing Law	13

i

9.6	Captions	13

9.7	Severability	13

9.8	Notices	13

Appendix A – Actuarial Assumptions

ii

PREAMBLE

                    Effective December 14, 2004, Quest Diagnostics Incorporated (the “Company”) established this nonqualified defined benefit pension plan referred to as the Supplemental Executive Retirement Plan (the “Plan”) for the benefit of the Chief Executive Officer of the Company.

                    The Plan was amended, effective December 14, 2004, to amend certain definitions and the benefit multiplier.

                    The Plan is hereby amended and restated, effective November 7, 2008, to incorporate the foregoing amendment and to reflect amendments to comply with Section 409A of the Code.

                    The Plan is an unfunded nonqualified pension plan that is intended to qualify as a “top hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended. Furthermore, the Plan is intended to satisfy and comply with all requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted accordingly.

ARTICLE I

DEFINITIONS

                    1.1 Definitions. The following words and phrases when used in the Plan shall have the meanings indicated in this Article I.

                    “Actuarial Equivalence” or “Actuarially Equivalent” means a benefit of equal value, determined using the actuarial assumptions set forth in Appendix A.

                    “Annual Bonus” means the regular annual bonus paid (or which would have been paid but for a deferral election by the Participant) under the Company’s Management Incentive Plan (as amended from time to time and any successor thereto).

                    “Annuity Forms of Benefit” means the 50% Joint and Survivor Annuity, the Five-Year Certain Annuity, and the Single Life Annuity. All Annuity Forms of Benefit shall be of Actuarially Equivalent value.

                    “Base Pay” means the monthly salary paid to the Participant by the Company (or which would have been paid but for a deferral election by the Participant).

                    “Beneficiary” means (a) the Participant’s Spouse if the 50% Joint and Survivor Annuity is elected, or (b) any individual designated in accordance with procedures established by the Committee as the beneficiary, where the Participant has elected the Five-Year Certain Annuity.

                    “Benefit Starting Date” means the first day of the calendar month following a Termination from Service Date.

                    “Board” means the Board of Directors of the Company.

                    “Cause” means “Cause” as defined in Section 10(a) of the Employment Agreement.

                    “Chief Executive Officer” or “Participant” means Dr. Surya N. Mohapatra.

                    “Code” means the Internal Revenue Code of 1986, as amended.

                    “Committee” means the committee of the Board designated by the Board to administer the Plan. Unless the Board shall determine otherwise, the Committee shall be the Compensation Committee of the Board.

                    “Company” means Quest Diagnostics Incorporated, a Delaware corporation, and any entity that acquires or succeeds to all or substantially all of the Company’s business or assets and any successor to any such entity.

                    “Credited Service” means all calendar months of employment with the Company, whether or not consecutive. Calendar months in which a Participant was employed during the month shall be treated as a period of Credited Service.

                    “Disability” means “disability” as defined in Section 10(b) of the Employment Agreement.

                    “Earliest Retirement Date” means the first day of the calendar month following the completion of 96 months of Credited Service.

                    “Employment Agreement” is the Employment Agreement Between Surya N. Mohapatra and Quest Diagnostics Incorporated, as amended and restated effective November 7, 2008, and as may be otherwise amended from time to time thereafter in accordance therewith.

                    “Employment Term” means “Employment Term” as defined in the Employment Agreement.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                    “50% Joint and Survivor Annuity” means a form of payment whereby the benefit is paid in monthly installments commencing on the Benefit Starting Date and continuing for the lifetime of the Participant, with 50% of such amount being paid to the Spouse of such Participant for as long as the Spouse survives after the Participant’s death.

                    “Final Average Pay” means an annual amount, determined in accordance with the formula P/Y, where “P” is the sum of the Participant’s Base Pay and Annual Bonuses for the highest three complete consecutive calendar years of the Executive’s final five complete calendar years prior to his Termination from Service Date and “Y” is three. For this purpose, each Annual Bonus shall be taken into account in the fiscal year for which it is earned, regardless of when paid.

For purposes of determining Final Average Pay, Base Pay and Annual Bonuses shall be determined including amounts that may have been deferred pursuant to any qualified or nonqualified plan of the Company.

                    “Five-Year Certain Annuity” means a form of payment whereby the benefit is paid in monthly installments commencing on the Benefit Starting Date and continuing for the longer of (a) the lifetime of the Participant or (b) 60 months.

                    “Good Reason” means “Good Reason” as defined in Section 10(d) of the Employment Agreement.

                    “Lump Sum” means the single sum benefit that is the Actuarial Equivalent of an immediately commencing Retirement Benefit.

                    “Normal Retirement Date” means the first of the month coincident with or next following the Participant’s 62nd anniversary of birth.

                    “Plan” means this Quest Diagnostics Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time in accordance herewith.

                    “Retirement Benefit” has the meaning set forth in Section 3.1.

                    “Single Life Annuity” means a form of payment whereby the benefit is paid in monthly installments commencing on the Benefit Starting Date and continuing for the lifetime of the Participant.

                    “Spouse” means the person to whom the Participant is legally married on the Benefit Starting Date.

                    “Termination from Service Date” means the date on which the Participant’s employment with the Company terminates; provided, however, for purposes of this Plan with respect to any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code, “Termination from Service Date” shall mean the date the Participant has a “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)).

                    “Years of Credited Service” means (a) the number of completed calendar months of Credited Service from the Participant’s original date of hire (taking into account all consecutive and nonconsecutive periods of employment) times 1.13, divided by (b) 12. However, if (a) the Company provides to the Participant a notice of non-renewal of the Employment Agreement (pursuant to Section 2 thereof) which causes the Employment Term to end before he has attained age 60, or (b) the Participant’s employment is otherwise terminated by the Company other than for Cause or is terminated by the Participant for Good Reason before he has attained age 60, then the multiplier shall be 1.29 rather than 1.13. If the Participant’s employment is terminated by the Company other than for Cause or is terminated by the Participant for Good Reason on or after the date the Participant attains age 60 and before the date he attains age 62, then for purposes of calculating the Participant’s “Years of Credited Service” he shall be credited with additional months of Credited Service equal to the excess, if any, of (i) the number of months of severance benefits the Participant is eligible to receive under Section 11(e)(i) of the Employment Agreement (that is 24 months, or 36 months in the case of a CIC Severance Event, as defined therein) over (ii) the number of months of service the Participant has completed from the date he attained age 60 through the Termination from Service Date.

                    1.2 Rules of Construction. The singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

                  2.1 Eligibility. The Chief Executive Officer is the sole Participant in this Plan.

                  2.2 Participation.

                              (a) Commencement. The Chief Executive Officer shall commence participation on December 14, 2004.

                              (b) Duration. The Participant shall continue to be a Participant as long as he is entitled to a Retirement Benefit under the Plan.

                              (c) Effect of Reemployment.

                         (i) If the Participant incurs a Termination from Service Date for any reason he shall cease to accrue any benefits under this Plan and if he is subsequently reemployed, no Base Salary or Annual Bonus paid after such reemployment nor any Credited Service shall be taken into account in determining any benefit under this Plan.

(ii) Notwithstanding anything in the Plan to the contrary, Annuity Forms of Benefit shall not be suspended if the Participant is subsequently reemployed by the Company.

ARTICLE III

RETIREMENT BENEFIT AND DEATH BENEFIT

                    3.1 Retirement Benefit.

                              (a) Benefit Starting Date on or After Normal Retirement Date. The annual Retirement Benefit payable to the Participant if his Benefit Starting Date occurs on or after his Normal Retirement Date is a life annuity equal to 1.2% times his Final Average Pay times his Years of Credited Service accrued on or before July 31, 2006, and 2.2% times his Final Average Pay times his Years of Credited Service accrued after July 31, 2006.

                              (b) Benefit Starting Date on or After Earliest Retirement Date. The annual Retirement Benefit payable where the Participant’s Benefit Starting Date occurs on or after his Earliest Retirement Date but before his Normal Retirement Date shall be an immediately commencing life annuity equal to 1.2% times the Participant’s Final Average Pay times his Years of Credited Service accrued on or before July 31, 2006, and 2.2% times his Final Average Pay times his Years of Credited Service accrued after July 31, 2006, reduced by 0.5% for each month that the Benefit Starting Date precedes the Normal Retirement Date.

                             (c) Benefit Starting Date Before Earliest Retirement Date. If the Participant’s employment with the Company is terminated before the Earliest Retirement Date (i) by the Company for Cause, or (ii) by the Participant other than for (x) Good Reason, (y) Disability or (z) death, then no benefit shall be payable from this Plan. If the Participant’s employment with the Company is terminated before the Earliest Retirement Date for any other reason (including if the Company provides to the Participant a notice of non-renewal of the Employment Agreement (pursuant to Section 2 thereof) which causes the Employment Term to end), then the Participant’s Retirement Benefit shall be a life annuity payable at the Earliest Retirement Date equal to 1.2% times the Participant’s Final Average Pay (taking into account compensation paid under the remaining term of the Employment Agreement) times the Participant’s Years of Credited Service accrued on or before July 31, 2006, and 2.2% times his Final Average Pay times his Years of Credited Service accrued after July 31, 2006. For purposes of the preceding sentence, Credited Service shall be deemed to be 96 months.

                              (d) One-Time Benefit Election. Before January 1, 2005, the Participant may make an irrevocable written election in accordance with procedures set forth by the Committee to forego the employer matching credit under the Company’s Supplemental Deferred Compensation Plan for 2005 and all later years (matching credits for years prior to 2005 are not impacted), and if such election is made, then the benefit multiplier set forth in this Section 3.1 shall be 1.5% instead of 1.2% in all instances for his Years of Credited Service accrued on or before July 31, 2006. For his Years of Credited Service accrued after July 31, 2006, the benefit multiplier shall be 2.2% in all instances.

                              (e) Disability. In the event of a Disability, the Participant’s Credited Service, Base Pay and Annual Bonus during the disability period will be determined consistent with the first sentence of Section 11(a) of the Employment Agreement and the 0.5% per month reduction for early commencement shall not apply.

                              (f) No Reduction for Early Commencement. Notwithstanding the preceding paragraphs, if (a) the Company provides to the Participant a notice of non-renewal of the Employment Agreement (pursuant to Section 2 thereof) which causes the Employment Term to end before he has attained his Normal Retirement Date, or (b) the Participant’s employment is otherwise terminated by the Company other than for Cause, or is terminated by the Participant for Good Reason, before the Normal Retirement Date, then the 0.5% per month reduction for early commencement shall not apply.

                    3.2 Death Benefit.

                              (a) Before Benefit Starting Date.

                              (i) If the Participant dies and has not incurred a Benefit Starting Date and, as of the date of death, (x) is married, (y) has attained his Earliest Retirement Date, and (z) is employed by the Company, a Retirement Benefit shall be payable to the Participant’s Spouse commencing on the first day of the month following the Participant’s death, calculated as if the Participant had retired on the date of death, selected the 50% Joint and Survivor Annuity option, and then died. If the Participant dies and has not incurred a Benefit Starting Date and, as of the date of death, (x) is married, (y) has not attained his Earliest Retirement Date, and (z) is employed by the Company, a Retirement Benefit shall be payable to the Participant’s Spouse commencing on the Earliest Retirement Date, calculated as if the Participant had terminated with a benefit described in the second sentence of Section 3.1(c) on the date of death, selected the 50% Joint and Survivor Annuity option, and then died. However, in all cases, the 0.5% per month reduction for early commencement shall not apply to benefits payable under this Section 3.2(a)(i).

(ii) Except as otherwise provided in clause (iii) below, if the Participant dies before incurring a Benefit Starting Date and is unmarried, then no death benefit shall be payable from the Plan.

                              (iii) If the Participant incurs a Termination from Service Date, and is eligible for a Retirement Benefit under the Plan upon his Termination from Service Date, but dies after the Termination from Service Date and before the Retirement Benefit begins to be distributed, benefits are payable as if the Participant died immediately after his Retirement Benefit had begun to be distributed. If the Retirement Benefit was to have been paid in a Lump Sum, such Lump Sum will be paid to the Participant’s estate.

                              (b) Following Benefit Starting Date.

                              (i) If the Participant dies after (x) incurring a Benefit Starting Date, (y) electing a Retirement Benefit in the form of a Five-Year Certain Annuity, and (z) has not received 60 monthly installment payments of the Retirement Benefit as of the date of death, the remaining installment payments that would have been payable to the Participant had the Participant survived to the end of the 60-month period shall be payable to such Participant’s Beneficiary. If a Beneficiary who is receiving installment payments from a Five-Year Certain Annuity dies before all remaining installments are paid, the remaining Retirement

Benefit shall be paid to the Beneficiary’s estate in the form of an Actuarial Equivalent lump sum. In the event the Participant’s Beneficiary predeceases the Participant or the Participant did not designate a Beneficiary, upon the Participant’s death any remaining Retirement Benefit under this form shall be paid to the Participant’s estate in the form of an Actuarial Equivalent lump sum.

                              (ii) If the Participant dies after (y) incurring a Benefit Starting Date and (z) electing a Retirement Benefit in the form of a 50% Joint and Survivor Annuity, payments shall be made to the surviving Spouse in accordance with the elected form of benefit.

                              (iii) If the Participant dies after incurring a Benefit Starting Date and (w) has received payment of his entire Retirement Benefit, (x) has elected the Single Life Annuity, (y) has elected the Five-Year Certain Annuity and has received 60 or more monthly payments by the date of death, or (z) has elected the 50% Joint and Survivor Annuity where the Spousal Beneficiary predeceased the Participant, no death benefit shall be payable from the Plan.

                              (iv) If the Participant dies after incurring a Benefit Starting Date and has not elected an Annuity Form, the Retirement Benefit will be payable to the Participant’s estate, to the extent not previously been paid.

ARTICLE IV

FORM AND TIMING OF RETIREMENT BENEFIT

                    4.1 Form.

                              (a) General Rule. The Retirement Benefit shall be paid as an Actuarially Equivalent Lump Sum payment unless the Participant makes an election to receive the Retirement Benefit in another form pursuant to Section 4.1(b) or (c).

                              (b) Changes from Lump Sum to Annuity. The Participant may make a written irrevocable election to the extent permitted by the Committee to receive the Retirement Benefit that otherwise would have been payable in a Lump Sum form in an Annuity Form of Benefit, provided that to the extent required under section 409A of the Code (i) payment of the Retirement Benefit shall not begin until five years after the date the payments under the Plan otherwise would have begun, (ii) the election is made at least 12 months before the original Benefit Starting Date otherwise would have occurred, and (iii) the election is in effect for at least 12 months prior to the new Benefit Starting Date. Such delayed benefit shall be the Actuarial Equivalent of the Retirement Benefit.

                              (c) Annuity Forms of Benefit. A Participant may change any election to receive one Annuity Form of Benefit to another Annuity Form of Benefit before a Benefit Starting Date, only to the extent permitted by section 409A of the Code and procedures established by the Committee. No election to receive an Annuity Form of Benefit may be changed to an election to receive a Lump Sum benefit.

                    4.2 Timing.

                              (a) General Rule. The Participant’s Retirement Benefit shall be paid on the first day of the seventh calendar month following the month that includes his Termination from Service Date, unless a later date is elected pursuant to Section 4.1(b). If the Retirement Benefit is paid in an Actuarially Equivalent Lump Sum, then the payment shall be made on the first day of the seventh calendar month in which the Termination from Service Date occurs and shall include interest for the period from the Benefit Starting Date to the payment date at the rate used to determine Actuarial Equivalence.

                              (b) Death Benefit. A benefit paid under the Plan on account of the death of a Participant shall commence as soon as practicable following the Participant’s date of death, except as otherwise may be provided in Section 3.2(a)(i) and Section 3.2(b).

ARTICLE V

VESTING

                    5.1 Vesting. The Participant shall be vested in a Retirement Benefit on the attainment of his Earliest Retirement Date and as otherwise provided in the second sentence of Section 3.1(c).

ARTICLE VI

ADMINISTRATION

                    6.1 Committee.

                    (a) Responsibilities. The Plan shall be administered by the Committee, which shall be responsible for the interpretation of the Plan and establishment of the rules and regulations governing the administration thereof. The Committee shall have full discretion to interpret and administer the Plan. The Committee’s decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties. Neither the Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.

                    (b) Authority of Members. The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act that the Plan authorizes or requires the Committee to do, including, without limitation, the retention of counsel and other agents as it may require in carrying out the provisions of the Plan.

                    (c) Authority to Delegate. Any responsibility or authority assigned to the Committee under the Plan may be delegated to any other person or persons, by name or in the case of a delegation to an employee of the Company by title or position with the Company, consistent with the by-laws or other procedures of the Committee; provided that such delegation is revocable by the Committee at any time, in its discretion.

                    (d) Records and Expenses. The Committee or its designees shall keep such records as may be necessary for the administration of the Plan and shall furnish such periodic information to Participants as may be necessary or desirable, in the sole discretion of the Committee. All expenses of administering the Plan shall be paid by the Company and shall not affect a Participant’s right to, or the amount of, benefits.

                    (e) Section 409A of the Code. Notwithstanding any other provisions of the Plan to the contrary and to the extent applicable, it is intended that the Plan be interpreted, construed and administered in accordance with the applicable requirements of Section 409A of the Code.

                    6.2 Claims Procedures. All claims for benefits under the Plan shall be made in writing to the Committee or its designee. The claims procedures hereunder shall be consistent with those established under the Quest Diagnostics Supplemental Deferred Compensation Plan; however, the Committee shall provide adequate written notice to any individual whose claim for benefits under the Plan has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such individual.

ARTICLE VII

FUNDING

                    7.1 General Rule. The Plan is an unfunded arrangement. No portion of any funds of the Company or any of its subsidiaries shall be required to be set apart for a Participant or Beneficiary. The rights of a Participant or Beneficiary to the payment of the Retirement Benefit shall be limited to those of a general, unsecured creditor of the Company who has a claim equal to the value of the Participant’s Retirement Benefit. Retirement Benefits shall be payable from the general assets of the Company, or from a permissible funding vehicle consistent with the tax deferral objective of this Plan, or both.

ARTICLE VIII

AMENDMENT AND TERMINATION

                    8.1 General Rule. The Committee shall have the right to amend or terminate the Plan for any reason, at any time and from time to time. However, no amendment or termination of the Plan shall cause, without the Participant’s written consent, a reduction in the Retirement Benefit or other benefits to which the Participant or his beneficiary would have been entitled to under the terms of this Plan absent such amendment or termination, whether such benefits are attributable to periods of employment prior to, on or after the effective date of the Plan amendment or termination; provided, however, that the Company shall not be required to increase or otherwise adjust benefits payable to the Participant or his beneficiary on account of future changes in law. Furthermore, no amendment may result in an acceleration of benefit payment (except as may be permitted by Section 409A of the Code) or an adverse Federal income tax consequence to the Participant. Any action by the Committee to amend or terminate the Plan shall be undertaken by a resolution duly adopted at a meeting of the Committee, or by written consent of the Committee, in lieu of a meeting, as the case may be.

ARTICLE IX
GENERAL PROVISIONS

                    9.1 Payments to Minors and Incompetents. If the Participant or any Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to a duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

                    9.2 No Contract. This Plan shall not be deemed a contract of employment with the Participant, and no provision hereof shall affect the right of the Company to terminate the Participant’s employment.

                    9.3 Non-Alienation of Benefits. No amount payable to, or held under the Plan for the account of, the Participant or any Beneficiary shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. No amount payable to, or held under the Plan for the account of, the Participant shall be subject to any legal process of levy or attachment.

                    9.4 Income Tax Withholding. The Company may withhold from any payments hereunder such amount as it may be required to withhold under applicable federal, state or other income tax law, and transmit such withheld amounts to the appropriate taxing authority. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.

                    9.5 Governing Law. The provisions of the Plan shall be interpreted, construed and administered under the laws of the State of New Jersey applicable to contracts entered into and performed in such state, without regard to the choice of law provisions thereof and to the extent that ERISA and other federal laws do not apply.

                    9.6 Captions. The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan or in any way affect the construction of any provision of the Plan.

                    9.7 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

                    9.8 Notices. The Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States first class mail, postage prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

                    9.9 Binding Nature; Assignability. This Plan shall be binding upon the successors and assigns of the Company. No rights or obligations of the Company under this

Plan may be assigned or transferred by the Company without the Participant’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Plan, either contractually or as a matter of law.

                    IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of the 7th day of November, 2008.

Quest Diagnostics Incorporated

By: /s/ David W. Norgard
David W. Norgard

APPENDIX A

ACTUARIAL ASSUMPTIONS

                    Actuarial Equivalence shall be determined by the following assumptions:

                    (a) Mortality: the GAR 1994 Table.

                    (b) Interest: For determinations made during the period January 1 through June 30 of a given year, the average of the Moody’s Aa High Quality Corporate Bond Yield Average as of each day of the months of September, October and November of the previous year. For determinations made during the period July 1 through December 31 of a given year, the average of the Moody’s Aa High Quality Corporate Bond Yield Average as of each day of the months of March, April and May of the current year.